Fresh Del Monte Produce Inc.

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Announces Fourth Quarter and Full Year 2018 Financial Results

--Fourth Quarter and Full Year Net Sales Up 10% from Previous Year--

CORAL GABLES, FL. - February 19, 2019 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the fourth quarter and year ended December 28, 2018. For the full year, the Company reported a loss per share of $0.45, compared with earnings per diluted share of $2.39 for 2017. The Company reported an adjusted earnings per diluted share of $0.44 for the full year 2018, compared with adjusted earnings per diluted share of $2.43 for the full year 2017. The Company reported a loss per share of $0.70 in the fourth quarter of 2018, compared with a loss per share of $0.13 in the fourth quarter of 2017. The Company reported an adjusted loss per share of $0.43 in the fourth quarter of 2018, compared with an adjusted loss per share of $0.08 in the fourth quarter of 2017.
“We had higher sales in North America, driven by our acquisition of Mann Packing Company in 2018,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “This strategic acquisition accelerated our efforts to diversify our presence in the fresh and fresh-cut vegetable industry. We're proud of how well the integration has gone during a year in which we faced a number of other challenges, including port delays, severe winter weather events and truck shortages in the U.S., along with higher operating costs. As we enter 2019, we continue to focus sharply on implementing our operating strategies, and taking agressive action to transform our Company to meet consumer demand for healthy and convenient food products.”
Net sales for the year were $4,493.9 million, a 10% increase compared with $4,085.9 million in 2017. Net sales for the fourth quarter were $1,045.9 million, compared with $953.7 million in the prior year's fourth quarter. The increase in net sales for the full year and fourth quarter were driven by higher net sales in the Company's other fresh and prepared food business segments as a result of the Company's recent acquisition of Mann Packing Company, partially offset by lower net sales in the Company's banana business segment.
Gross profit for the year was $279.8 million, compared with gross profit of $331.6 million in 2017. Gross profit for the fourth quarter was $42.4 million, compared with $51.0 million in the prior year's fourth quarter. The decrease in gross profit for the full year and fourth quarter were primarily attributable to higher fruit and distribution costs in all of the Company's business segments, along with lower banana sales volume, partially offset by favorable exchange rates.
Operating income for the year was $38.6 million, compared with an operating income of $152.7 million in 2017. Adjusted operating income was $82.1 million in 2018, compared with $155.1 million in 2017. Operating loss for the fourth quarter was $20.4 million, compared with operating income of $2.6 million in the prior year's fourth quarter. Adjusted operating loss for the fourth quarter was $7.5 million, compared with adjusted operating income of $5.2 million in the fourth quarter of 2017. The change in operating income for the full year and fourth quarter was primarily attributable to higher asset impairment and other charges and lower gross profit.
Net loss attributable to Fresh Del Monte Produce Inc. for the year was $21.9 million, compared with net income of $120.8 million in 2017. Adjusted net income was $21.6 million, compared with adjusted net income of $123.2 million in 2017. Net loss attributable to Fresh Del Monte Produce Inc. for the fourth quarter was $34.0 million, compared with a net loss of $6.3 million in the prior year's fourth quarter. Adjusted net loss was $21.1 million, compared with an adjusted net loss of $3.7 million in the fourth quarter of 2017. The change in net (loss) income for the full year and fourth quarter reflects lower operating income, along with higher interest expense and higher other expense, net.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)
	Quarter ended		Year ended
Statement of Operations:	December 28, 2018	December 29, 2017	December 28, 2018	December 29, 2017

Net sales	$1,045.9	$953.7	$4,493.9	$4,085.9
Cost of products sold	1,003.5	902.6	4,213.9	3,753.6
Other charges	—	0.1	0.2	0.7
Gross profit	42.4	51.0	279.8	331.6

Selling, general and administrative expenses	46.8	42.2	194.7	173.2
(Gain) loss on disposal of property, plant and equipment, net	(1.2)	4.2	(7.1)	3.0
Asset impairment and other charges, net	17.2	2.0	53.6	2.7
Operating income (loss)	(20.4)	2.6	38.6	152.7

Interest expense, net	6.6	1.9	22.7	5.6
Other expense, net	2.6	1.4	15.7	3.0

Income (loss) before income taxes	(29.6)	(0.7)	0.2	144.1

Provision for income taxes	2.7	6.0	16.1	24.9
Net (loss) income	$(32.3)	$(6.7)	$(15.9)	$119.2

Less: Net income (loss) attributable to reedemable and noncontrolling interests	1.7	(0.4)	6.0	(1.6)
Net (loss) income attributable to Fresh Del Monte Produce Inc.	$(34.0)	$(6.3)	$(21.9)	$120.8

Net (loss) income per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$(0.70)	$(0.13)	$(0.45)	2.40

Net (loss) income per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$(0.70)	$(0.13)	$(0.45)	$2.39

Dividends declared per ordinary share	0.15	0.15	$0.60	$0.60

Weighted average number of ordinary shares:
Basic	48,395,182	49,224,216	48,625,175	50,247,881
Diluted	48,395,182	49,224,216	48,625,175	50,588,708

Selected Statement of Operations Data:
Depreciation and amortization	$28.2	$19.8	$101.2	$80.3

Non-GAAP Measures (per share)(1):
Reported net (loss) income - Diluted	$(0.70)	$(0.13)	$(0.45)	$2.39
Other charges	—	—	—	0.01
Asset impairment and other charges, net	0.36	0.04	1.10	0.05
Other (gain) loss on sales and disposal of assets, net	(0.09)	0.01	(0.21)	(0.02)
Adjusted net income (loss) per share - Diluted	$(0.43)	$(0.08)	$0.44	$2.43

(1)	Refer to Non-GAAP measures section for further reconciliation on Non-GAAP measures.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	December 28, 2018				December 29, 2017
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit (Loss)

Other Fresh Produce	$563.2	54%	$49.0	115%	$454.9	48%	$31.4	62%
Banana	394.8	38%	(2.2)	(5)%	421.3	44%	14.7	29%
Prepared Food	87.9	8%	(4.4)	(10)%	77.5	8%	4.9	9%
	$1,045.9	100%	$42.4	100%	$953.7	100%	$51.0	100%

	Year ended
	December 28, 2018				December 29, 2017
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Other Fresh Produce	$2,443.0	54%	$180.2	64%	$1,997.2	49%	$179.2	54%
Banana	1,703.1	38%	84.1	30%	1,775.1	43%	113.4	34%
Prepared Food	347.8	8%	15.5	6%	313.6	8%	39.0	12%
	$4,493.9	100%	$279.8	100%	$4,085.9	100%	$331.6	100%

	Quarter ended				Year ended
Net Sales by Geographic Region:
	December 28, 2018		December 29, 2017		December 28, 2018		December 29, 2017

North America	$683.7	65%	$548.6	57%	$2,871.3	64%	$2,382.4	58%
Europe	146.3	14%	164.0	17%	653.7	15%	665.9	16%
Middle East	99.5	10%	126.7	13%	445.6	10%	518.8	13%
Asia	107.2	10%	100.2	12%	465.7	10%	460.2	11%
Other	9.2	1%	14.2	1%	57.6	1%	58.6	2%
	$1,045.9	100%	$953.7	100%	$4,493.9	100%	$4,085.9	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	December 28, 2018	December 29, 2017

Assets
Current assets:
Cash and cash equivalents	$21.3	$25.1
Trade and other accounts receivable, net	473.5	432.4
Inventories, net	565.3	541.8
Other current assets	78.7	20.5
Total current assets	1,138.8	1,019.8

Investment in and advances to unconsolidated companies	6.1	2.0
Property, plant and equipment, net	1,392.2	1,328.3
Goodwill	423.4	261.9
Intangible assets, net	166.9	45.9
Other noncurrent assets	127.8	109.0
Total assets	$3,255.2	$2,766.9

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$576.6	$382.4
Current portion of long-term debt and capital lease obligations	0.5	0.6
Other current liabilities	8.9	10.8
Total current liabilities	586.0	393.8

Long-term debt and capital lease obligations	661.9	357.0
Other noncurrent liabilities	237.7	224.9
Total liabilities	1,485.6	975.7

Redeemable noncontrolling interests	51.8	—

Total Fresh Del Monte Produce Inc. shareholders' equity	1,692.0	1,767.4
Noncontrolling interests	25.8	23.8
Total shareholders' equity	1,717.8	1,791.2
Total liabilities, redeemable noncontrolling interests and shareholders' equity	$3,255.2	$2,766.9

Selected Balance Sheet Data:
Working capital	$552.8	$626.0
Total debt	$662.4	$357.6

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Year ended
	December 28, 2018	December 29, 2017
Operating activities:
Net (loss) income	$(15.9)	$119.2
Adjustments to reconcile net (loss) income to net cash
provided by operating activities:
Depreciation and amortization	100.5	79.9
Amortization of debt issuance costs	0.7	0.5
Asset impairment charges	46.4	4.6
(Gain) loss on disposal of property, plant and equipment, net	(7.1)	3.0
Foreign currency translation adjustment	(5.7)	9.6
Other changes	15.1	14.5
Changes in operating assets and liabilities:
Receivables	(2.4)	(16.9)
Inventories	(2.8)	(49.4)
Other current assets	(7.6)	9.8
Accounts payable and accrued expenses	131.3	27.0
Other noncurrent assets and liabilities	(5.9)	(7.6)
Net cash provided by operating activities	246.6	194.2

Investing activities:
Capital expenditures	(150.5)	(138.5)
Investments in unconsolidated companies	(4.2)	—
Proceeds from sales of property, plant and equipment	17.4	4.7
Purchase of businesses	(357.5)	—
Net cash used in investing activities	(494.8)	(133.8)

Financing activities:
Net borrowings on long-term debt	304.5	126.9
Distributions to noncontrolling interests, net	(2.7)	(4.6)
Net payments related to share-based awards	(1.4)	(4)
Repurchase and retirement of ordinary shares	(29.4)	(142.0)
Dividends paid	(29.0)	(30.1)
Net cash provided (used) in financing activities	242.0	(53.8)

Effect of exchange rate changes on cash	2.4	(1.6)

Net (decrease) increase in cash and cash equivalents	(3.8)	5.0
Cash and cash equivalents, beginning	25.1	20.1
Cash and cash equivalents, ending	$21.3	$25.1

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Fresh Del Monte Produce Inc.

Full Year 2018 Business Segment Performance
(As reported in business segment data)

Other Fresh Produce
Net sales for the year were $2,443.0 million, compared with $1,997.2 million in the prior year. The increase in net sales was primarily attributable to increased sales volume in the Company's fresh-cut fruit and vegetables and increased sales volume and selling prices in the Company's vegetables product line as a result of the Company's acquisition of Mann Packing Company. The Company also benefitted from increased sales volume in its avocado product line. Volume was 17% higher. Gross profit for the year was $180.2 million, compared with gross profit of $179.2 million in 2017.
Gold pineapple - Net sales decreased 1% to $487.9 million. Volume increased 2%. Pricing decreased 3%. Unit cost was 5% higher.
Fresh-cut fruit - Net sales increased 3% to $510.6 million. Volume increased 2%. Pricing increased 1%. Unit cost was 1% higher.
Fresh-cut vegetables - Net sales increased to $433.2 million. Volume increased four fold. Pricing decreased 21%. Unit cost was 23% lower.
Avocados - Net sales increased 5% to $329.2 million. Volume increased 33%. Pricing decreased 21%. Unit cost was 23% lower.
Non-tropical - Net sales decreased 6% to $221.5 million. Volume decreased 8%. Pricing increased 2%. Unit cost was 1% higher.
Vegetables - Net sales increased to $140.1 million. Volume increased four fold. Pricing increased 1%. Unit cost was 7% lower.
Bananas
Net sales for the year were $1,703.1 million, compared with $1,775.1 million in 2017. The decrease in net sales was primarily due to lower sales volume in the Middle East and Europe, along with lower selling prices in Europe, partially offset by higher selling prices in the Middle East and North America. Worldwide pricing increased $0.45, or 3%, to $14.50 per unit, compared with $14.05 per unit in 2017. Volume was 7% lower. Gross profit for the year was $84.1 million, compared with gross profit of $113.4 million in 2017. Unit cost was 5% higher than the prior year period.
Prepared Food
Net sales for the year were $347.8 million, compared with $313.6 million in 2017, primarily the result of higher sales volume and selling prices in the Company's prepared vegetable product lines as a result of the acquisition of Mann Packing Company, partially offset by lower net sales in the Company's prepared pineapple product lines. Gross profit for the year was $15.5 million, compared with $39.0 million in 2017.

Fourth Quarter 2018 Business Segment Performance
(As reported in business segment data)

Other Fresh Produce
Net sales for the quarter increased to $563.2 million, compared with $454.9 million in the fourth quarter of 2017. The increase was primarily attributable to higher sales volume in the Company's fresh-cut fruit and vegetables product lines and higher sales volume and selling prices in the Company's vegetable product line as a result of its acquisition of

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Fresh Del Monte Produce Inc.

Fourth Quarter 2018 Business Segment Performance (continued)
(As reported in business segment data)

Mann Packing Company. Gross profit for the quarter was $49.0 million, compared with gross profit of $31.4 million in the fourth quarter of 2017.
Gold pineapple - Net sales decreased 9% to $116.2 million. Volume decreased 15%. Pricing increased 7%. Unit cost was 5% higher.
Fresh-cut fruit - Net sales increased 4% to $114.2 million. Volume increased 6%. Pricing decreased 1%. Unit cost was 4% lower.
Fresh-cut vegetables - Net sales increased to $122.5 million. Volume increased four fold. Pricing decreased 21%. Unit cost was 21% lower.
Avocados - Net sales decreased 4% to $65.3 million. Volume increased 16%. Pricing decreased 18%. Unit cost was 28% higher.
Non-tropical - Net sales decreased 31% to $28.3 million. Volume decreased 8%. Pricing decreased 25%. Unit cost was 21% lower.
Vegetables - Net sales increased to $46.2 million. Volume increased five fold. Pricing increased 19%. Unit cost was 8% higher.
Bananas
Net sales for the quarter were $394.8 million, compared with $421.3 million in the prior year's fourth quarter, primarily due to lower sales volume in the Middle East, Europe and North America, partially offset by higher selling prices in the Middle East and North America. Worldwide pricing increased $0.36, or 3%, to $13.87 per unit, compared with $13.51 per unit in 2017. Volume was 9% lower. Gross profit for the quarter was a loss of $2.2 million, compared with gross profit of $14.7 million in the fourth quarter of 2017. Unit cost was 7% higher than the prior year period.
Prepared Food
Net sales for the quarter were $87.9 million, compared with $77.5 million in the fourth quarter of 2017, primarily the result of higher sales volume and selling prices in the Company's North America prepared vegetable product lines, as a result of the acquisition of Mann Packing Company, partially offset by lower net sales in the Company's prepared pineapple product lines. Gross profit for the quarter was a loss of $4.4 million, compared with gross profit of $4.9 million in the fourth quarter of 2017.
Cash Flows
Net cash provided by operating activities for the full-year was $246.6 million, compared with $194.2 million in the same period of 2017.
Total Debt
Total debt increased from $357.6 million at the end of 2017 to $662.4 million at the end of 2018, primarily as a result of borrowing related to the Company's acquisition of Mann Packing Company.

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Fresh Del Monte Produce Inc.

Non-GAAP Measures
The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Some of the information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment charges, (gain) loss on sales of assets and certain other special items, if any. Management believes these adjustments provide a more comparable analysis of the ongoing operating performance of the business.

These adjustments result in non-GAAP financial measures and are referred to in this press release as adjusted gross profit, adjusted operating income (loss), adjusted net (loss) income and adjusted net income (loss) per share. Because all companies do not use identical calculations, our presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Non-GAAP measures provide us with an understanding of the results from the primary operations of our business. We use these non-GAAP financial measures to evaluate our period-over-period operating performance because management believes they provide more comparable measures of our continuing business as they adjust for special items that are not reflective of the normal earnings of our business. These measures may be useful to an investor in evaluating the underlying operating performance of our business because these measures:

1.	Are used by investors to measure a company's comparable operating performance;

2.	Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and

3.	Are used by our management for various purposes, including as measures of performance of our operating entities and as a basis of strategic planning and forecasting.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Non-GAAP Reconciliation
(U.S. dollars in millions, except per-share amounts) - (Unaudited)
	Quarter ended
	December 28, 2018				December 29, 2017
	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Net (loss) income attributable to Fresh Del Monte Produce Inc. per diluted share	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Net (loss) income attributable to Fresh Del Monte Produce Inc. per diluted share
As reported	$42.4	$(20.4)	$(34.0)	$(0.70)	$51.0	$2.6	$(6.3)	$(0.13)
Adjustments:
Other charges (1)	—	—	—	—	$0.1	$0.1	$0.1	—
Asset impairment and other charges, net (1)	—	17.2	17.2	0.36	—	2.0	2.0	0.04
Other gain (loss) on sales and disposal of assets, net (2)	—	(4.3)	(4.3)	(0.09)	—	0.5	0.5	0.01
As adjusted	$42.4	$(7.5)	$(21.1)	$(0.43)	$51.1	$5.2	$(3.7)	$(0.08)

	Year ended
	December 28, 2018				December 29, 2017
	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Net (loss) income attributable to Fresh Del Monte Produce Inc. per diluted share	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Net (loss) income attributable to Fresh Del Monte Produce Inc. per diluted share
As reported	$279.8	$38.6	$(21.9)	$(0.45)	$331.6	$152.7	$120.8	$2.39
Adjustments:
Other charges (1)	0.2	0.2	0.2	—	0.7	0.7	0.7	0.01
Asset impairment and other charges, net (1)	—	53.6	53.6	1.10	—	2.7	2.7	0.05
Other gain (loss) on sales and disposal of assets, net (2)	—	(10.3)	(10.3)	(0.21)	—	(1.0)	(1.0)	(0.02)
As adjusted	$280.0	$82.1	$21.6	$0.44	$332.3	$155.1	$123.2	$2.43

(1)
For 2018, asset impairment and other charges, net for the fourth quarter primarily included charges related to (1) restructuring activities in Asia, Central America, North America and South America related to strategic business decisions, (2) impairment of the prepared foods trade names and trademarks, (3) acquisition costs in North America. Asset impairment and other charges, net for the year ended also included restructuring costs related to Asia, Central America, South America and acquisition costs in North America. For 2017, asset impairment and other charges, net for the fourth quarter included charges related to: (1) the write-off of an investment venture in Africa, (2) impairment of the prepared trademark in the United Kingdom, (3) insurance recoveries for previously announced natural disasters in South America, net of additional charges, and (4) expenses related to the Kunia Well Site reserve. Additionally, asset impairment and other charges, net for the year also included insurance proceeds related to previously announced flooding in South America offset by impairment charges in South America and North America due to natural disasters and impairment charges due to flooding in Asia.

(2)
Other gain on sale and disposal of assets, net is included in (gain) loss on disposal of property, plant and equipment, net. For 2018, other gain on sale and disposal of assets, net for the fourth quarter primarily related to a gain on property and assets sales in South America and North America as well as gains on maritime equipment sales. Other gain on sale and disposal of assets, net for the year also included gain on property sales in Europe offset by asset disposal charges in South America due to restructuring activities. For 2017, other gain on sale and disposal of assets, net primarily related to maritime equipment sales. Gain on sale and disposal of assets, net is included in gain on disposal of property, plant and equipment in the Condensed Consolidated Statements of Operations.

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Fresh Del Monte Produce Inc.

Conference Call and Web Cast Data
Fresh Del Monte Produce Inc. will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the fourth quarter and full year 2018 financial results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for over 125 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, beliefs or current expectations of us or our officers (including statements preceded by, followed by or that include the words “believes”, “expects”, “anticipates” or similar expressions) with respect to various matters, including our plans and future performance.  These forward-looking statements involve risks and uncertainties.  Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets we serve, and the extent to which adverse economic conditions continue to affect our sales volume and results, including our ability to command premium prices for certain of our principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets such as uncertainty surrounding the recent vote in the United Kingdom to leave the European Union (often referred as Brexit), including spillover effects to other Eurozone countries, (iv) our anticipated cash needs in light of our liquidity, (v) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as ours, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) our plans for expansion of our business (including through acquisitions) and cost savings, (x) our ability to successfully integrate acquisitions into our operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits, and (xiv) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 29, 2017 along with other reports that the Company has on file with the Securities and Exchange Commission.

For information, contact:
Christine Cannella
Vice President, Global Corporate Communications and Investor Relations
305-520-8433

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